PROSPECTUS SUPPLEMENT                           REGISTRATION NO. 333-37980
(To Prospectus dated February 17, 2006)         Filed Pursuant to Rule 424(b)(3)


[HOLDRS MARKET 2000+ LOGO]


                        1,000,000,000 Depositary Receipts
                         Market 2000+ HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Market 2000+ HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Market 2000+ HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                                   Primary
                                                                                     Share         Trading
                           Name of Company                            Ticker        Amounts         Market
           ----------------------------------------------             ------        -------         ------
           Agere Systems Inc.                                         AGR        0.110136986        NYSE
           American International Group, Inc.                         AIG             2             NYSE
           Astrazeneca p.l.c. *                                       AZN             4             NYSE
           AT&T Inc.                                                   T           4.935304         NYSE
           AVAYA Inc.                                                  AV           0.3333          NYSE
           BellSouth Corporation                                      BLS             5             NYSE
           BP p.l.c. *                                                 BP             3             NYSE
           Bristol-Myers Squibb Company                               BMY             3             NYSE
           BT Group p.l.c.                                             BT             2             NYSE
           CBS Corporation Class B "New"                              CBS            1.5            NYSE
           Cisco Systems, Inc.                                        CSCO            3            NASDAQ
           Citigroup Inc.                                              C              3             NYSE
           Comcast Corporation                                       CMCSA          1.941          NASDAQ
           The Coca-Cola Company                                       KO             3             NYSE
           Dell Inc.                                                  DELL            5            NASDAQ
           Deutsche Telekom AG *                                       DT             5             NYSE
           Eli Lilly and Company                                      LLY             2             NYSE
           EMC Corporation                                            EMC             2             NYSE
           Exxon Mobil Corporation                                    XOM             4             NYSE
           France Telecom *                                           FTE             2             NYSE
           General Electric Company                                    GE             3             NYSE
           GlaxoSmithKline p.1.c.                                     GSK             3             NYSE
           Hewlett-Packard Company                                    HPQ             4             NYSE
           Home Depot, Inc.                                            HD             4             NYSE
           Intel Corporation                                          INTC            2            NASDAQ
           International Business Machines Corporation                IBM             2             NYSE
           JDS Uniphase Corporation                                   JDSU            2            NASDAQ
           Johnson & Johnson                                          JNJ             4             NYSE
           LM Ericsson Telephone Company *                           ERICY           0.9           NASDAQ
           Lucent Technologies Inc.                                    LU             4             NYSE
           McDATA Corporation                                        MCDTA       0.073613802       NASDAQ
           Medco Health Solutions                                     MHS           0.3618          NYSE
           Merck & Co., Inc.                                          MRK             3             NYSE
           Microsoft Corporation                                      MSFT            6            NASDAQ
           Morgan Stanley                                             MWD             2             NYSE

                                                   (continued on following page)

                                                                                                   Primary
                                                                                     Share         Trading
                           Name of Company                            Ticker        Amounts         Market
           ----------------------------------------------             ------        -------         ------
           Nippon Telegraph and Telephone Corporation *               NTT             3             NYSE
           Nokia Corp. *                                              NOK             4             NYSE
           Nortel Networks Corporation                                 NT             2             NYSE
           Novartis AG *                                              NVS             5             NYSE
           Oracle Corporation                                         ORCL            4            NASDAQ
           Pfizer Inc.                                                PFE             4             NYSE
           Qwest Communications International Inc.                     Q              4             NYSE
           Sony Corporation *                                         SNE             2             NYSE
           Sun Microsystems, Inc.                                     SUNW            4            NASDAQ
           Syngenta AG                                                SYT        1.038608908        NYSE
           Texas Instruments Incorporated                             TXN             3             NYSE
           The St. Paul Travelers Companies, Inc.                     STA         0.17158726        NYSE
           Time Warner Inc.                                           TWX             6             NYSE
           TOTAL S.A. * (1) (2)                                       TOT             4             NYSE
           Toyota Motor Corporation *                                  TM             2             NYSE
           Verizon Communications                                      VZ             4             NYSE
           Viacom Inc. Class B "New"                                 VIA.B           1.5            NYSE
           Vodafone Airtouch p.l.c. *                                 VOD             5             NYSE
           Wal-Mart Stores Inc.                                       WMT             4             NYSE
           Zimmer Holdings, Inc.                                      ZMH            0.3            NYSE

--------------------------
* The securities of these non-U.S. companies trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.

(1) As a result of the spin-off of Arkema S.A. from Total S.A. (NYSE: "TOT") a component of the Market 2000+ HOLDRS Trust, Arkema S.A. will not be added as an underlying security of the Market 2000+ HOLDRS Trust. As set forth in the prospectus for the Trust, if Arkema S.A. is not listed for trading on a U.S. national securities exchange or through NASDAQ, it will be distributed by The Bank of New York. For the 2 shares of Total S.A. per 100 shares round lot of Market 2000+ HOLDRS, The Bank of New York received 0.1 shares of Arkema S.A. and distributed 0.001 shares of Arkema S.A. per depositary share of "MKH" on May 30, 2006.

(2) Effective Friday, May 26, 2006, the quantity of shares of Total S.A. represented by each 100 share round lot of Market 2000+ HOLDRS increased to 4 shares (from 2) due to the 2 for 1 stock split of Total S.A.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2006.